SALTON REPORTS FIRST QUARTER RESULTS


LAKE FOREST, Ill.--(BUSINESS WIRE)--November 10th --Salton, Inc. (NYSE: SFP) announced today fiscal results for its first quarter ended October 1, 2005. The Company reported net sales of $148.4 million for its fiscal 2006 first quarter compared to net sales of $204.7 million for the fiscal 2005 first quarter. Salton reported net income of $29.7 million, or $2.43 per share or $1.83 per diluted share, versus a loss of $(3.2) million, or ($0.28) per share for the same period in fiscal 2005. Net sales decreased domestically by $47.0 million as a result of restructuring and the uncertainty it created among one of our large suppliers and a few customers. This uncertainty impacted product availability and demand for the first quarter. The Company has now concluded a major portion of its restructuring efforts. Foreign sales declined by $9.2 million. The foreign sales were impacted by weak consumer demand and some product shortages in the United Kingdom. As a result of the sale of Amalgamated Appliance Holdings Limited (AMAP) on September 29, 2005, the results of AMAP have been included in discontinued operations for the first quarter of fiscal 2006 and 2005.

The Company's gross margin was 27.0% for the first quarter of fiscal 2006, compared to 32.6% for the year earlier period. Gross margins decreased as a result of an inventory shortage of higher margin products and increased closeouts in the domestic market. In addition, Salton's business and its margins continue to be affected by the high cost of steel, corrugated and oil-based raw materials. Despite these challenges, operating expenses, including distribution costs, declined $8.8 million in the first quarter of fiscal 2006 compared to fiscal 2005. This was primarily a result of $7.8 million in domestic cost improvements.

Net income increased by $32.9 million primarily as a result of a $27.8 million gain from the sale of the Company's 52.6% ownership interest in AMAP and a pre-tax gain of $21.7 million from the early retirement of debt associated with the Company's Exchange Offer. The Company had a loss from operations of $(11.0) million compared to operating income of $6.2 million in the year-earlier period.

The Company had approximately $301.8 million in indebtedness, net of cash and restructuring interest on senior secured notes of $28.5 million at the end of the fiscal 2006 first quarter, compared to $429.3 million as of July 2, 2005.

As a result of lower than expected sales, the Company was not in compliance with its financial covenants as of the end of the first quarter of fiscal 2006 and does not expect to be in compliance as of November 5, 2005. Salton sought and received The Sixth Amendment and waiver from its senior lenders, who also agreed to provide additional availability of $5.0 million for seasonal build-up of inventory.

"During the last 18 months, Salton has taken significant steps to make the Company less leveraged and more competitive. Our goal remains to return the Company to profitability," said William Rue, President and Chief Operating Officer. "Recently, we completed the sale of AMAP and our Tabletop Division which improved our balance sheet and will allow us to focus on sales initiatives and our business. Through our cost reduction programs, we have reduced our annual domestic expenses by more than $55.0 million. We will continue to seek ways to make our business more cost effective and profitable, while looking for new ways to grow."

Business Outlook:

"As we had indicated previously, our sales for the first quarter were weak due to the impact of our restructuring efforts, delays in customer orders, product shortages and the effects of the hurricanes," said Leonhard Dreimann, Chief Executive Officer. "However, we are encouraged by recent reactions from customers and suppliers. Incoming orders indicate customers are excited about our new products such as the George Foreman(R) "G5" Next Grilleration, the latest in a line of removable plate grills developed by the Company and George Foreman. We expect a much stronger second quarter."

The conference call will take place at 9 a.m. EST on November 10, 2005. Leonhard Dreimann, Chief Executive Officer, William Rue, President and Chief Operating Officer and David Mulder, Executive Vice President, Chief Administrative Officer and Senior Financial Officer will host the call. Interested participants should call (800) 968-9265 when calling from the United States or (706) 679-3061 when calling internationally. Please reference Conference I.D. Number 2140676.

There will be a playback available until midnight, December 10, 2005. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use pass code 2140676 for the replay.

This call is also being webcast and can be accessed at Salton's web site at www.saltoninc.com until December 10, 2005. The conference call can be found under the subheadings, "Stock Quotes" and then "Audio Archives."

About Salton, Inc.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, time products, lighting products, picture frames and personal care and wellness products. The Company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Mellitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.

Certain matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to repay the outstanding 10-3/4% Subordinated Notes due December 15, 2005; Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.


Contact:

     CEOcast, Inc. for Salton
     Ken Sgro, 212-732-4300 x224

                                  SALTON, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                    UNAUDITED



ASSETS                                                               10/1/05        7/2/05
                                                                    ---------      ---------
CURRENT ASSETS:
   Cash                                                             $  10,310      $  14,857
   Compensating balances on deposit                                    38,779         34,355
   Restricted cash                                                     81,664              -
   Accounts Receivable, less allowance:                               146,213        140,179
     2006 - $7,581; 2005 - $10,130
   Inventories                                                        188,319        195,065
   Asset held for sale                                                      -            998
   Prepaid expenses and other current assets                           15,424         16,048
   Deferred income taxes                                                6,402          5,524
   Current assets of discontinued operations                                -        101,927
                                                                    ---------      ---------
       TOTAL CURRENT ASSETS                                           487,111        508,953

 Net Property, Plant and Equipment                                     47,287         50,227

Tradenames                                                            179,941        180,041
Non-current deferred tax asset                                         27,239         49,275
Other assets                                                           11,522         11,555
Non-current assets of discontinued operations                               -          7,737
                                                                    ---------      ---------
TOTAL ASSETS                                                        $ 753,100      $ 807,788
                                                                    =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Revolving line of credit and other current debt,
     including an adjustment of $9,713 and $0 for
     accrued interest on the senior secured notes, respectively     $  87,485      $  70,730
   Senior subordinated notes-current                                   45,990         45,990
   Accounts payable                                                   113,075         86,254
   Accrued expenses                                                    36,638         48,391
   Income Taxes Payable                                                 4,378          4,375
   Current liabilities of discontinued operations                           -         47,331
                                                                    ---------      ---------
       TOTAL CURRENT LIABILITIES                                      287,566        303,071

Non-current deferred income taxes                                       3,040          3,334
Term loan and other notes payable                                     100,050        100,050
Senior subordinated notes due 2005                                          -         79,010
Senior subordinated notes due 2008, including an adjustment
   of $2,578 and $7,082 to the carrying value related to
   interest rate swap agreements, respectively                         62,206        156,387
Second lien notes, including an adjustment of $18,756 and $0
   to the carrying value for accrued interest, respectively           121,933              -
Series C preferred stock                                                8,087              -
Other long term liabilities                                            20,134         20,283
Non-current liabilities of discontinued operations                          -          1,462
                                                                    ---------      ---------
       TOTAL LIABILITIES                                              603,016        663,597
Minority interest in discontinued operations                                -         24,263
Convertible Preferred Stock, $.01 par value: authorized,
   2,000,000 shares, 40,000 shares issued                              40,000         40,000
STOCKHOLDERS' EQUITY:
   Common stock, $.01 par value; authorized
     40,000,000 shares; issued and outstanding
     2006-13,520,761 shares, 2005-11,376,292 shares                       170            148
   Treasury stock - at cost                                           (65,793)       (65,793)
   Additional paid-in capital                                          62,356         55,441
   Accumulated other comprehensive income                               5,068         11,513
   Retained Earnings                                                  108,283         78,619
                                                                    ---------      ---------
       TOTAL STOCKHOLDERS' EQUITY                                     110,084         79,928
                                                                    ---------      ---------
  TOTAL LIABILITIES AND STOCKHOLDER EQUITY                          $ 753,100      $ 807,788
                                                                    =========      =========

                                   SALTON, INC
                         CONSOLIDATED INCOME STATEMENTS
                             (DOLLARS IN THOUSANDS)
                                    UNAUDITED


                                                                        13 WEEKS ENDED

                                                                 OCT 1, 2005       OCT 2, 2004
                                                                 ------------      ------------
NET SALES                                                        $    148,416      $    204,684
Cost of Sales                                                         108,371           137,986
Total Distribution Expense                                             10,548            12,935
                                                                 ------------      ------------
GROSS PROFIT                                                           29,497            53,763
Total Selling, General & Administrative                                40,418            46,854
Restructuring Costs                                                       117               672
                                                                 ------------      ------------
OPERATING (LOSS) INCOME                                               (11,038)            6,237
Interest Expense                                                       11,049            12,879
Gain-Early settlement of debt                                         (21,655)                0
                                                                 ------------      ------------
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES             (432)           (6,642)
Income Taxes                                                             (545)           (2,197)
                                                                 ------------      ------------
NET (LOSS) INCOME FROM CONTINUING OPERATIONS                              113            (4,445)
Income (Loss) from Discontinued Operations, net of Tax                  1,735             1,258
Gain on Sale of Discontinued Operations, net of Tax                    27,816                 -
                                                                 ------------      ------------
NET INCOME (LOSS)                                                $     29,664      $     (3,187)
                                                                 ============      ============

WEIGHTED AVG COMMON SHARES OUTSTANDING                             12,215,911        11,370,946
WEIGHTED AVG COMMON & COMMON EQUIV SHARE                           16,249,880        11,370,946

NET INCOME(LOSS) PER COMMON SHARE: BASIC
   INCOME(LOSS) FROM CONTINUING OPERATIONS                       $       0.01      $      (0.39)
   Income from discontinued operations, net of tax                       0.14              0.11
   Gain on sale of discontinued operations                               2.28                 -
                                                                 ------------      ------------
NET INCOME(LOSS) PER COMMON SHARE: BASIC                         $       2.43      $      (0.28)
                                                                 ============      ============

Net income(loss) per common share: Diluted
   Income(loss) from continuing operations                       $       0.01      $      (0.39)
   Income from discontinued operations, net of tax               $       0.11      $       0.11
   Gain on sale of discontinued operations                       $       1.71      $          -
                                                                 ------------      ------------
NET INCOME(LOSS) PER COMMON SHARE: DILUTED                       $       1.83      $      (0.28)
                                                                 ============      ============